Exhibit 3.1

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PALM HARBOR HOMES, INC.

Pursuant to the provisions of Section 607.1007 of the Florida Statutes (the “Act”), this Florida Profit Corporation adopts the following Second Amended and Restated Articles of Incorporation which were approved by the requisite number of shareholders on November 1, 2010:

ARTICLE ONE

The name of this Corporation is Palm Harbor Homes, Inc.

ARTICLE TWO

The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act. In furtherance of its corporate purposes, the Corporation shall have all of the general and specific powers and rights granted to and conferred on a corporation by the Florida Business Corporation Act.

ARTICLE THREE

(a) The Corporation shall have authority to issue two classes of capital stock designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 102,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, par value $0.01 per share.

(b) The Board of Directors of the Corporation may issue the Preferred Stock in one or more series consisting of such number of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and condition of redemption of stock as the Board of Directors may from time to time determine when designating such series.

ARTICLE FOUR

The Corporation is to have perpetual existence.

ARTICLE FIVE

The address of the principal office of the Corporation shall be 15303 Dallas Parkway, Suite 800, Addison, TX 75001.

ARTICLE SIX

The number of directors of the Corporation shall be fixed by, or in the manner prescribed in, the Bylaws of the Corporation.

ARTICLE SEVEN

The shareholders of the Corporation shall have no preemptive right to acquire unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of the Corporation.

ARTICLE EIGHT

Notwithstanding any provisions of the Florida Business Corporation Act now or hereafter in force requiring the affirmative vote of a majority, or any other percentage, of the outstanding shares entitled by law to vote thereon or of the outstanding shares of a class or series entitled by law to vote thereon, for the purpose of approving an amendment to the Articles of Incorporation, approving the merger or consolidation of the Corporation with or into any other corporation, approving the sale of all or substantially all of the assets of the Corporation or approving the voluntary dissolution of the Corporation, such action shall require and be authorized and taken only if the affirmative vote of the holders of at least sixty-six and two- thirds percent (66  2/3%) of such outstanding shares, or such outstanding shares of a class or series, as applicable, is received. Except as provided in this Article Eighth or as otherwise required by law, a vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at any shareholders’ meeting at which a quorum is present shall be the act of the shareholders’ meeting for any other purpose.

ARTICLE NINE

The Corporation shall indemnify any incorporator, officer or director, or any former incorporator, officer or director, to the full extent permitted by law.

ARTICLE TEN

The right to cumulate votes in the election of directors and/or cumulative voting by any shareholder with respect to any matter is hereby expressly denied.

IN WITNESS HEREOF, the undersigned executive officer of Palm Harbor Homes, Inc. does hereby execute this Second Amended and Restated Articles of Incorporation as of the 1st day of November, 2010.

/s/ Larry H. Keener
Larry H. Keener, President